Statement: Computations of per share earnings.



Basic (Loss) Per Share

The following is an illustration of the reconciliation of the numerators and denominators of the basic loss per share calculation:

For the Years Ending January 31,........2006................2007
Net loss (numerator)..................($13,719)...........($1,077)
Weighted average
shares outstanding (denominator)....74,500,000..........74,500,000
Basic loss per share.................($0.00018)..........($0.00001)

Dilutive loss per share is not presented as there are no potentially dilutive items outstanding.